                                                            EXHIBIT 11


                           D&N CAPITAL CORPORATION
                     COMPUTATION OF NET INCOME PER SHARE
                                 (Unaudited)



Net income for primary earnings per share are computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.


                                                    Quarter Ended
                                                  September 30, 1997
                                       ---------------------------------------
                                       (In thousands,except per share amounts)

EARNINGS
Net income                                              $      861
Less: preferred stock dividend requirements                    537
Net income applicable to common stock                   $      324


SHARES
Weighted average number of common shares
 outstanding                                                31,781


NET INCOME PER SHARE                                    $    10.19